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ALLERGAN, INC.

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ALLERGAN PROPOSES INCREASE IN AUTHORIZED SHARES

(IRVINE, Calif., August 3, 2006) — Allergan, Inc. (NYSE: AGN) today announced that its Board of Directors has approved, subject to stockholder approval, an amendment to Allergan’s restated Certificate of Incorporation that increases Allergan’s authorized number of shares of common stock from 300 million to 500 million.
As of August 1, 2006, there were approximately 153,755,944 shares of common stock issued and outstanding and approximately 131,366,291 shares of common stock reserved for issuance pursuant to Allergan’s outstanding 1.50% convertible senior notes due 2026 and Allergan’s equity compensation plans.
Allergan intends to present the amendment to its stockholders for approval at a special meeting to be held on or about September 20, 2006. Stockholders of record at the close of business on August 14, 2006 will be entitled to notice of and to vote in person or by proxy at the special meeting.
Allergan’s Board of Directors believes that the proposed increase in the number of authorized shares of common stock will enhance Allergan’s flexibility in connection with a stock split or other corporate purposes. Other than increasing the number of authorized shares of common stock from 300 million to 500 million, the proposed amendment in no way changes Allergan’s restated Certificate of Incorporation.
Allergan’s Board of Directors has unanimously approved the proposed amendment and determined that it is in the best interests of Allergan and its stockholders. If approved by Allergan’s stockholders, the amendment will become effective upon filing with the Delaware Secretary of State.
Forward-Looking Statements
In this press release, the statements regarding Allergan’s plans to hold a special stockholders’ meeting and mail a proxy statement to Allergan’s stockholders and statements regarding a proposed vote by Allergan’s stockholders on the proposal to amend Allergan’s restated Certificate of Incorporation to increase Allergan’s authorized number of shares of common stock are forward-looking statements. Any other statements in this press release that refer to Allergan’s expected, estimated or anticipated future results are also forward-looking statements. All forward-looking statements in this press release reflect Allergan’s current analysis of existing facts and information and represent Allergan’s judgment only as of the date of this press release. Actual events or results might differ materially from these statements due to risks and uncertainties, including those associated with the approval of the proposal to amend Allergan’s restated Certificate of Incorporation, and various factors affecting Allergan’s businesses, including, among other things, changing competitive, market and regulatory conditions and fluctuations in the trading price of Allergan’s common stock. Allergan expressly disclaims any intent or obligation to update these forward-looking statements, except as required to do so by law.
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Additional Information and Where to Find It
In connection with the proposed special meeting of stockholders to vote on the proposal to amend Allergan’s restated Certificate of Incorporation, Allergan will be filing a proxy statement with the Securities and Exchange Commission. Pursuant to the proxy statement, Allergan’s board of directors will be soliciting proxies from Allergan’s stockholders. Stockholders are advised to read the proxy statement when it becomes available because it will contain important information. Information regarding the interests of the participants in the solicitation of proxies will be described in the proxy statement. Investors and other security holders can obtain copies of the proxy statement free of charge when it becomes available by directing a request to Allergan, Inc., Investor Relations, 2525 Dupont Drive, Irvine, California 92612, Telephone (714) 246-4636. You may also obtain free copies of the proxy statement when it becomes available by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.
About Allergan, Inc.
With more than 55 years of experience providing high-quality, science-based products, Allergan, Inc., with headquarters in Irvine, California, discovers, develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics, obesity intervention and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Emil Schultz (714) 246-4474 (investors)
Caroline Van Hove (714) 246-5134 (media)
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